Exhibit 10.1

185 Berry Street
Suite 400
San Francisco, CA 94107
September 7, 2026
Re:    EMPLOYMENT AGREEMENT
Dear Michael,
On behalf of Lyft, Inc., a Delaware corporation (the “Company”), I am pleased to offer you the position of Chief Financial Officer (“CFO”) at the Company. Your continued employment by the Company on and after the Start Date (as defined below) (your “Employment”) shall be governed by the following terms and conditions (this “Agreement”):
1.    Duties and Scope of Employment.
(a) Position. The Company agrees to continue to employ you, effective as of the Start Date, in the position of CFO and, as of such date, you no longer will serve as the Company’s Head of LUS & Safety and Customer Care. As CFO, you will report to the Company’s Chief Executive Officer or to such other person as the Company subsequently may determine. Your principal work location will be the Company’s office in New York subject to required business travel, and you will be expected to work in the New York office pursuant to Company policy; provided that you will be expected to work from time to time in the Company’s headquarters office in San Francisco (currently expected to be approximately eight (8) business days per every six weeks, based on business needs and subject to adjustment based on mutual written agreement).
(b) Obligations to the Company. During your Employment, you shall continue to devote your full business efforts and time to the Company. During your Employment, you agree that you will not, without the Company’s express written consent, engage in any other employment or business activity that (i) directly competes with the current or future business of the Company; (ii) uses any Company time, information, equipment, supplies, facilities, materials, or other Company property in connection with your work for the other employment or business; (iii) interferes with your work schedule or the performance of your duties as an employee of the Company; or (iv) otherwise conflicts with the Company’s business interest and causes a disruption of its operations. You further understand that if you violate these restrictions, you may be subject to discipline, up to and including termination of employment.
(c) You shall comply with the Company’s policies and rules, including those policies located in the Company’s Team Member Handbook (and applicable State Supplement) and in the

Company’s Code of Business Conduct and Ethics, as they may be in effect from time to time during your Employment.
(d) If you ever consider engaging in outside employment or work for another business while still employed by the Company, but you are not sure if it complies with the rules and guidelines in this Agreement or other Company policies, you agree to contact the Company’s Conflicts Committee and fill out the Outside Business Activity form. The Conflicts Committee will review your request and determine whether the outside employment or work complies with your legal and contractual obligations to the Company and Company policies. Service on a board of directors (and any committees thereof) of another company shall require prior approval of the Board (as defined below).
(e) No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.
(f) Commencement Date.  You shall transition to the role of Chief Financial Officer of the Company, which will be on a full-time Employment basis, effective as of September 28, 2026, or such earlier date that you and the Company mutually agree (such date, the “Start Date”).
2.    Cash and Other Compensation.
(a) Salary. Beginning on the Start Date, the Company shall pay you as compensation for your services a base salary at a gross annual rate of $650,000. The Company reserves the right to modify your base salary. Your annual base salary will be subject to review and adjustment based upon the Company’s normal performance review practices. Your base salary shall be payable in accordance with the Company’s standard payroll procedures. The annual base salary specified in this subsection, together with any modifications, is referred to in this Agreement as “Base Salary.”
(b) Annual Bonus. Subject to the approval by the Board (as defined below), as applicable, you will continue to be eligible for a target annual cash bonus opportunity equal to fifty percent (50%) of your annual Base Salary for each fiscal year that you are employed by the Company. For the Company’s 2026 fiscal year, your annual cash bonus opportunity will remain fifty percent (50%) of your base salary that is earned for the Company’s 2026 fiscal year ($450,000 from January 1, 2026 through your Start Date and $650,000 from your Start Date through December 31, 2026) and will continue to be subject to performance and other criteria that relate to achievement of specified financial metrics that the Board approved for the members of Lyft’s executive leadership team in January 2026. Any annual bonus will be subject to the terms of the Company’s Employee Incentive Compensation Plan (as it may be amended from time to time), the applicable performance and other criteria established by the Board, in its sole discretion, and your continued Employment through the date that the bonus is paid to you, which is no later than the end of the first quarter following the end of the applicable performance period. Your annual bonus opportunity and the terms and conditions of any bonus plan adopted by the Company may be adjusted from time to time by the Board, in its sole discretion, and no amount of any annual bonus is guaranteed.

(c) Equity Compensation.
    (1) 2026 RSU Grant. Subject to approval by the Company’s Board of Directors (the “Board”), the Company will grant you restricted stock units covering shares of the Company’s Class A Common Stock (the “RSUs”) with a grant date value of approximately $775,000, as follows (the “RSU Grant Value”). The number of RSUs subject to your award, if approved, will be calculated by dividing the RSU Grant Value by the 20-trading day trailing average closing price of a share of the Company’s Class A Common Stock, ending on the last trading day preceding the Monday of the week of the Start Date, rounded to the nearest whole RSU, as determined by the Committee or its delegate. 1/12th of the total number of RSUs shall vest on the first quarterly vesting date (set at February 20, May 20, August 20 and November 20 of each year) (“Quarterly Vesting Dates”) that occurs after the Start Date, and 1/12th of the total number of RSUs shall vest on each Quarterly Vesting Date thereafter, in all cases, subject to your continuous service with the Company or its subsidiaries or affiliates from the grant date through the applicable Quarterly Vesting Date.
    (2) 2026 Performance-Based Grant. Subject to approval by the Board, the Company will grant you performance-based restricted stock units covering shares of the Company’s Class A Common Stock (“PSUs”) with a grant date value of approximately $775,000. Such PSUs will vest based on your continuous service and the extent to which performance goals approved by the Board are achieved. Subject to the approval by the Board, such performance goals will relate to achievement of specified levels of stock prices of Lyft’s Class A Common Stock on terms and conditions substantially similar to the performance-based restricted stock units granted to other members of Lyft’s executive leadership team by February 2026 (excluding the CEO). The number of PSUs will be determined using the Company’s standard methodology approved by the Board applicable to converting grant date value into a number of PSUs.
    (3) Promotion Grant. Subject to approval by the Board, the Company will grant you RSUs with a grant date value of approximately $2,000,000, as follows (the “Promotion Grant Value”). The number of RSUs subject to your award, if approved, will be calculated by dividing the Promotion Grant Value by the 20-trading day trailing average closing price of a share of the Company’s Class A Common Stock, ending on the last trading day preceding the Monday of the week of the Start Date, rounded to the nearest whole RSU, as determined by the Committee or its delegate. 1/12th of the total number of RSUs shall vest on the first Quarterly Vesting Date that occurs after the Start Date, and 1/12th of the total number of RSUs shall vest on each Quarterly Vesting Date thereafter, in all cases, subject to your continuous service with the Company or its subsidiaries or affiliates from the grant date through the applicable Quarterly Vesting Date.
    (4)    Additional Grants. Starting in 2027, you will be eligible to be considered for additional grants based on your continued Employment in good standing with the Company, and at the sole discretion of the Board.
    (5) Other Grant Terms. You currently hold certain outstanding equity awards covering shares of the Company’s Class A Common Stock, each of which was granted to you under the Company’s 2019 Equity Incentive Plan and an award agreement under such plan. Any grants described above (including in the immediately preceding sentence) or that the Company otherwise awards to you will be subject to all of the terms and conditions of the Company’s 2019 Equity Incentive Plan (as may be amended by the Board, or if applicable, any successor plan thereto or other Company equity incentive plan) and the applicable award agreements pursuant to such form(s) of award agreement that have been or may be approved by the Board (collectively, the “Equity Agreements”). No right to any stock is earned or accrued until such time that the award vests, and the grant does not confer any right to continued vesting or Employment.
(d) PTO and Employee Benefits. You will continue to be an exempt team member at Lyft. Exempt team members are provided with discretionary Paid Time Off (“PTO”). This means the Company will not track the amount of time you take off, and you can take as much time as you need, subject to managerial approval, as long as doing so does not interfere with your work. During your Employment, you generally will be eligible to participate in the same employee benefit plans as other U.S.-based similarly situated executives of Lyft. During your Employment, you will receive indemnification and liability insurance coverage on terms that are no less favorable than those offered to other U.S.-based similarly situated executives of Lyft. The Company, in its discretion, may amend or terminate the programs and arrangements described in this section from time to time.

(e) Severance and Change in Control Benefits. As of the Start Date, you will continue as a participant in the Company’s Executive Change in Control and Severance Plan (the “Policy”), in accordance with that certain Participation Agreement dated October 8, 2024 entered into between you and the Company, based on your senior position within the Company (the “Participation Terms”), subject to the terms and conditions of the Policy. By signing this Agreement, you agree that this Agreement, the Policy (as it may be amended or terminated from time to time in accordance with its terms), and the Participation Terms constitute the entire agreement between you and the Company regarding the subject matter of this paragraph and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied).
(f) Certain Travel and Housing Expenses.  During your Employment, the Company shall cover the cost of your reasonable and substantiated expenses for travel between your primary residence in the New York metropolitan area and the Company’s headquarters in San Francisco. All expense reimbursements shall be made in accordance with the Company’s Travel and Expense Policy, a copy of which will be provided to you upon request.  In addition, during your Employment while your principal work location remains the Company’s New York office, the Company, in its discretion, will provide you a monthly stipend for housing and related living expenses near our San Francisco headquarters, in the amount of $11,250 per month (which amount is net of tax withholdings). Any such monthly stipend will be processed in accordance with the Company’s policies in effect from time to time (currently via Altair), including calculation of its gross value. Any housing lease(s) you enter into or other contractual obligations relating to your housing will be your sole responsibility and in no event will the Company be responsible for any such obligations.  The Company, in its discretion, may amend or terminate the programs and arrangements described in this section from time to time. However, the Company will provide the above-described monthly stipend during your Employment for a period of at least 12 months from the Start Date while your principal work location remains the Company’s New York office, provided you remain employed in good standing with the Company.
3.    Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, as provided in the Company’s generally applicable policies from time to time. The Company will pay for any required business travel pursuant to the Company’s Travel and Expense Policy.
4.    Termination.
(a) EMPLOYMENT AT WILL. Your Employment shall continue to be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between you and the Company on the “at-will” nature of your Employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company. If your position as a Service Provider (as defined in the Equity Agreements) is terminated for any reason, you automatically will be deemed to have resigned from all positions that you hold with the Company and its affiliates, unless requested otherwise in writing by the Company. You will cooperate with the Company in documenting such resignation(s) and will promptly complete and return to the Company all documents reasonably specified by the Company for such purpose.
(b) RIGHTS UPON TERMINATION. Upon the termination of your Employment, you shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination.
5.    Continuing Employment Conditions.
(a)    Your acceptance of this Agreement is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Employee Invention Assignment and Confidentiality Agreement, a copy of which is attached as Attachment A to this Agreement for your review and execution (the “Confidentiality Agreement”), at the time you execute this Agreement.
(b)    Your acceptance of this Agreement and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Arbitration Agreement, a copy of which is attached as Attachment B to this Agreement for your review and execution (the “Arbitration Agreement”) at the time you execute this Agreement.
(c)    This offer for the CFO position is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a public company officer background check performed by the Company. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, you agree to execute any and all documentation necessary for the Company to conduct a background check.
6.    Successors.
(a) COMPANY’S SUCCESSORS. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this

Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.
(b) YOUR SUCCESSORS. This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
7.    Miscellaneous Provisions.
(a) NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Legal Officer.
(b) MODIFICATIONS AND WAIVERS. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c) WHOLE AGREEMENT. This Agreement, the Policy, the Participation Terms, the Confidentiality Agreement, the Arbitration Agreement, and the Equity Agreements contain the entire understanding of the parties with respect to the subject matter hereof, and they supersede all prior negotiations, representations or agreements between you and the Company (including without limitation any prior employment agreement or offer letter entered into between you and the Company), except as specifically noted herein. This Agreement may only be modified by a written agreement signed by you and the Company’s Chief Executive Officer. The provisions of this Agreement shall survive the termination of your Employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.
(d) WITHHOLDING TAXES. All payments and benefits under this Agreement shall be subject to reduction to reflect any taxes or other charges required to be withheld by law. The Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities.
(e) SECTION 409A. The Company intends for all payments and benefits under this Agreement to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that you will not be subject to an additional tax under Section 409A on any payments or benefits under this Agreement, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. To the extent necessary to comply with or be exempt from Section 409A, references to the termination of your Employment or similar phrases will mean your “separation from service” within the meaning of Section 409A. In no event will you have discretion to determine the taxable year in which you receive any payments or benefits. Notwithstanding the foregoing, all or a portion of the severance payments and/or benefits will be delayed until the date that is six (6) months and one (1)

day following your termination of Employment if and to the extent necessary to avoid subjecting you to an additional tax under Section 409A on any such benefits. Each benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  Any benefit payable upon a termination of Employment, to the extent necessary to comply with or be exempt from Section 409A, will not be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Any taxable reimbursements provided under this Agreement will be paid no later than March 15 of the year immediately following the year in which the expense is incurred. Further, Tax Planning benefits in one tax year will not affect the amount of Tax Planning benefits you are eligible to receive in any other tax year of yours, no Tax Planning benefit will be subject to liquidation or exchange for any other benefit, and any reimbursement for Tax Planning will be paid by the end of your tax year following you tax year in which you incur the related tax preparation expense. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid subjecting you to an additional tax or income recognition under Section 409A prior to actual payment of any payments and benefits under this Agreement, as applicable. In no event will the Company have any obligation to reimburse or indemnify you or hold you harmless for any taxes imposed or other costs incurred in connection with Section 409A.
(f) COMPENSATION RECOUPMENT. All amounts payable to you as described or referenced in this Agreement will be subject to recoupment pursuant to the Company’s Executive Compensation Clawback Policy, as amended and restated by the Board from time to time (the “Clawback Policy”) or as required by law that applies on substantially the same terms to all other U.S.-based executive officers of the Company (except as required by statute or regulation). No recovery of compensation under such Clawback Policy or applicable law will be an event giving rise to a right to resign for “Good Reason” (or similar concept) or constitute a termination without “Cause” under this Agreement or the Policy.
(g) CHOICE OF LAW AND SEVERABILITY. This Agreement shall be interpreted in accordance with the laws of the State of New York. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.
(h) NO ASSIGNMENT. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(i) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

We are all delighted to be able to extend you this CFO role under the terms described in this Agreement and look forward to continuing to work with you. To indicate your acceptance of the terms of this Agreement, please sign and date this letter in the space provided below and return it to me, on or before September 9, 2026.

Very truly yours,
LYFT, INC.

By: /s/ John David Risher

Name: John David Risher
Title: Chief Executive Officer
ACCEPTED AND AGREED:

Michael Brous

/s/ Michael Brous
Signature

September 7, 2026
Date

Anticipated Start Date: September 28, 2026

ATTACHMENT A
CONFIDENTIALITY AGREEMENT
(See Attached)

ATTACHMENT A
EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT
In consideration of, and as a condition of my employment with Lyft, Inc., a Delaware corporation (the “Company”) and my receipt of the compensation paid to me by the Company, my access to the Company’s relationships and Confidential Information (as defined below) , and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I hereby represent to, and agree with, the Company as follows:
1.    Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its “Confidential Information” (as defined in Section 7 below), its rights in “Inventions” (as defined in Section 3 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.
2.    Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me or jointly by me with others prior to my employment with the Company (collectively, “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate, or permit to be incorporated, into a Company product, process or service a Prior Invention owned by me or jointly by me with others or in which I have an interest, or any Inventions that qualify fully for exclusion under any applicable state law (including, but not limited to, those attached here to as Exhibit B) (“Excluded Inventions”), I will promptly inform the Company in writing. Whether or not I give the Company such notice, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide, fully transferable and sublicensable (through multiple tiers), nonexclusive right and license to practice and exploit such Prior Invention or Excluded Inventions and to make, have made, copy, modify, prepare derivative works of, use, sell, import, and otherwise distribute and commercialize such Prior Invention or Excluded Inventions as part of or in connection with such Company product, process or service.
3.    Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, computer software programs, databases, and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, or that include, incorporate, or otherwise rely upon the use of or results from access to, any Confidential Information, during the period of my employment, in the course of my employment, and whether or not patentable, copyrightable, trademarkable, or otherwise legally protectable as trade secrets (the “Inventions”).
4.    Work for Hire; Assignment of Inventions. I acknowledge and agree that, to the fullest extent permitted by applicable law, any copyrightable work prepared by me or jointly by me with others within the scope of my employment is “work made for hire” under the Copyright Act of 1976 (17 U.S.C. § 101) or other applicable law, and is fully compensated by my salary /hourly pay and therefore the Company will be considered the author and owner of such copyrightable work. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, or that otherwise rely upon the use of or results from access to, Confidential Information, (ii) result from work performed by me for the Company, or
(iii) relate to the Company’s business or anticipated research and development (the “Assigned Inventions”), are the sole and exclusive property of the Company. I do hereby hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, for no additional consideration, all of my right, title, interest in and to the Assigned Inventions. I further hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, that I now have or may hereafter have for infringement of any Assigned Inventions.
5.    Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I do hereby irrevocably transfer and assign, to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. If I have any rights in or to the Assigned Inventions that cannot be assigned to the Company, I hereby grant to the Company a perpetual, irrevocable, fully paid-up, royalty-free, worldwide, fully transferable and sublicensable (through multiple tiers), exclusive right and license to practice and exploit such rights and to make, have made, copy, modify, prepare derivative works of, use, sell, import, and otherwise distribute and commercialize any Company products or services that may practice such rights. Further, to the extent that I have any Moral Rights in any Assigned Inventions that cannot be assigned or exclusively licensed under applicable law, I hereby forever waive and agree never to assert or enforce any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my employment with the Company for any reason, whether voluntarily or involuntarily. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right,” “artist’s rights,” “droit moral,” or the like.
6.    Assistance. Both during my employment with the Company and after my employment with the Company ends, I agree to reasonably cooperate with the Company, at the Company’s expense and within the Company’s timeframe, to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections, and will participate in any litigation or regulatory proceedings in connection with the same. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I hereby irrevocably grant the Secretary of the Company a power of attorney to execute and deliver any such documents on my behalf in my name and to do all other lawfully permitted acts to transfer the Assigned Inventions to the Company and further the transfer, issuance, prosecution, and maintenance of all intellectual property therein, to the fullest extent permitted by law, if I do not promptly cooperate with the Company’s requests (and without limiting any other rights or remedies the Company may have in such circumstances). The foregoing power of attorney is coupled with an interest and shall not be affected by my subsequent incapacity.

7.    Confidential Information. I understand that during my employment by the Company I will receive access to non-public information of a confidential or secret nature that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence, including, but not limited to, Assigned Inventions, trade secrets, marketing plans, market studies, product plans, business strategies, financial information, forecasts, personnel information, customer lists and data, domain names, information pertaining to the Company’s methods of operation, business plans, and financial, business or technical information (the “Confidential Information”). Notwithstanding the foregoing, Confidential Information does not include information that is generally available to and known by the public through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.
8.    Confidentiality. I agree that my employment by the Company creates a relationship of confidence and trust with respect to any Confidential Information that may be disclosed to me by the Company or a third party, or to which I may have access, in connection with my employment by the Company. Accordingly, at all times, both during my employment and after my employment with the Company ends for any reason (whether voluntarily or involuntarily), I will keep and hold all such Confidential Information in strict confidence and trust and not use such Confidential Information except for the Company’s benefits and to the extent necessary to perform my obligations to the Company in connection with my employment, and not disclose such Confidential Information to any third party without prior written authorization from the Company in each instance. I will comply with the foregoing obligations whether or not during working hours until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of mine or others who are under confidentiality obligations with respect to such Confidential Information.
(a)    Permitted Disclosures. Notwithstanding the foregoing, I understand that this Agreement does not prevent me from (i) discussing or disclosing information about harassment, discrimination or any other conduct that I have reason to believe is unlawful, an unfair employment practice or in violation of a clear mandate of public policy, or the existence of a settlement involving such conduct; (ii) divulging Confidential Information by order of a court of competent jurisdiction or an authorized government agency, or that may be required by applicable law or regulation, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order; (iii) communicating with the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other applicable regulatory authority regarding a possible securities law violation; (iv) exercising protected rights, including without limitation, as applicable, those rights granted under Section 7 of the National Labor Relations Act to engage in concerted activities for the purpose of collective bargaining or other mutual aid or protection, or otherwise disclosing information as permitted by applicable law, regulation, or order; or (v) or making other disclosures that are protected under the provisions of applicable law or regulation.
(b)    Defend Trade Secrets Act. I further understand that the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.
9.    Return of Company Property. Upon termination of my employment with the Company, I will immediately deliver to the Company all documents and materials of any nature pertaining to my work with the Company and all copies thereof in my possession, custody, or control, in all formats (whether tangible, electronic, or otherwise), and, upon Company request, I will execute a document confirming my agreement to honor my responsibilities contained in this Agreement. I will not take with me or retain any Company property, including any documents or materials or copies thereof containing any Confidential Information. Without limiting the foregoing, I further agree to provide the Company with access to any of my personal electronic devices, including, but not limited to, computers and computer equipment, mobile devices, external storage devices, smart phones, tablets, and USB devices, that contain any Confidential Information or other Company property in order to allow the Company to remove said property at time of termination. I agree that it is my express obligation to provide the Company with access to such personal electronic devices at my exit interview or before my last date of employment to accomplish the same.
10.    No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.
11.    Efforts; Duty of Loyalty. I understand that my employment with the Company requires my undivided attention and effort. As a result, during my employment, I will not, without the Company’s express written consent, engage in any other employment or business that (i) directly or indirectly competes with the current or future business of the Company; (ii) uses any Company time, information, equipment, supplies, facilities, materials, or other Company property in connection with my work for the other employment or business; (iii) interferes with my work schedule or the performance of my duties as an employee of the Company; or (iv) otherwise conflicts with the Company’s business interest and causes a disruption of its operations. During my employment with the Company, I also will not solicit or influence or attempt to influence any actual or potential customer to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company Group with respect to such products and/or services. I further understand that if I violate this Agreement, including the restrictions in this Section 11, I will be subject to discipline, up to and including termination of employment.
I understand if I ever consider engaging in outside employment or work for an another business while still employed by the Company, but I am not sure if it complies with the rules and guidelines in this Agreement or other Company policies, I agree to contact the Company’s Conflicts Committee, who will review my request and determine whether the outside employment or work complies with this Agreement and Company policies.
12.    Non-Solicitation of Employees/Consultants. During my employment with the Company and for a period of one (1) year following the termination of my employment for any reason, whether voluntarily or involuntarily, I will not directly or indirectly solicit away employees or consultants of the Company with whom I have worked or otherwise had contact during my employment with the Company or with respect to whom I have Confidential Information for my own benefit or for the benefit of any other person or entity, to the extent permitted by applicable law. Notwithstanding the above, this provision is not intended to restrict communications addressed to the general public, such as advertising to fill open positions. Additionally, the post termination restriction applies to employees who were employed by the Company and consultants who were engaged by the Company during my employment with the Company.
13.    Notification. I hereby authorize the Company to notify any entity or person with whom I may seek to enter into a business relationship (whether as an owner, employee, independent contractor or otherwise), of the terms of this Agreement and my responsibilities hereunder, as well as any alleged breaches under the Agreement.
14.    Obligation to Supply Information and Notify Third Parties To Ensure Protection of Company’s Confidential Information. In order to protect the Company’s trade secrets and Confidential Information from improper use and disclosure, I agree to certain notification procedures. I shall notify my future employers, or any other person or entity with whom I seek to enter into a business relationship (whether as an owner, independent contractor or otherwise), of the terms of this Agreement and my responsibilities contained therein for two years after my employment with the Company is terminated for any reason, as specified below. To the fullest extent permitted by applicable law, upon written request by the Company, I will respond to the Company in writing regarding the status of my employment or proposed employment with any party for two years after my termination. I acknowledge that the Company may, with or without prior notice to me, notify third parties of my agreements and obligations under this Agreement.
15.    Certification and Exit Interview Requirement. I agree that upon the Company’s request at any time during my employment and for at least two years after my termination, I shall certify my compliance with this Agreement, by submitting to the Company, a statement under penalty of perjury, stating that I have fully complied and continue to comply with the restrictions contained in Agreement upon the Company’s written request within 10 business days of such request. I also agree to make myself available for an exit interview with Company representative at the time of my departure from the Company.
16.    Name & Likeness Rights. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations. I hereby forever release the Company and its directors, officers, employees, and agents from and against any and all claims, actions, damages, losses, costs, expenses, and liabilities of any kind, arising under any legal or equitable theory whatsoever, relating to any such permitted use of any of the foregoing.
17.    Remedies. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to seek extraordinary relief, including, but not limited to, temporary restraining orders, preliminary and permanent injunctions, in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

18.    Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the state in which I am employed by the Company, or, if I am a remote employee, where I reside, without giving effect to its laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. The Company and I have attempted to limit my restrictions only to the extent necessary to protect the Company from unfair competition. Should a court or arbitrator of competent jurisdiction determine that the scope of the covenants contained in this Agreement exceeds the maximum restrictiveness such court or arbitrator deems reasonable and enforceable, the parties intend that the court or arbitrator should reform, modify and enforce the provision to such narrower scope as it determines to be reasonable and enforceable under the circumstances existing at that time.
19.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. Execution via an electronic signature system or scanned image will have the same force and effect as execution of an original, and an electronic signature or scanned image signature will be deemed an original and valid signature.
20.    Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior or contemporaneous understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof, provided that this Agreement shall not supersede or be superseded by, and shall be read in conjunction with, any arbitration agreement, confidentiality agreement or other restrictive covenants entered into between the parties to the fullest extent permitted by applicable law.
21.    Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.
22.    Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.
23.    Third Party Beneficiaries. I understand that this Agreement is intended to benefit each and every subsidiary, affiliate, or business unit of the Company and any successors or assigns of the Company and may be enforced by any such entity. I agree and intend to create a direct, consequential benefit to all such entities.
24.    Non-Impairment of Statutory and Common Law. I understand and agree that nothing in this Agreement relieves me of any duties or obligations I have to the Company under statutory or common law, which include but are not limited to: fiduciary duties, the duty of loyalty, the duty not to tortiously interfere with business relationships, the duty not to engage in unfair competition, and the duty not to misappropriate any Company trade secrets.
25.    Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.
26.    Survival. The terms and provisions that reasonably should survive the termination or expiration of this Agreement in order to give proper effect to its nature or intent shall survive such termination or expiration.
27.    “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or myself. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by an authorized representative of the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.
28.    Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 72 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.
29.    Advice of Counsel. I acknowledge that, in executing this Agreement, I have had the opportunity to seek the advice of independent legal counsel, and I have read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.
30.    Effective Date of Agreement. This Employee Invention Assignment and Confidentiality Agreement shall be effective as of the first day of my employment by the Company.

Lyft, Inc.:	Employee: Michael Brous
By: /s/ John David Risher Name: David Risher Title: Chief Executive Officer	Signature /s/ Michael Brous
Name (Please Print)
Address:

ATTACHMENT B
ARBITRATION AGREEMENT
(See Attached)

ATTACHMENT B

MUTUAL ARBITRATION AGREEMENT

This Mutual Arbitration Agreement (“Arbitration Agreement”) is entered into by Lyft, Inc. (“Lyft”) and me, named below. In exchange for my initial or continued employment with Lyft and in consideration for the mutual promises and covenants contained in this Arbitration Agreement, Lyft and I agree to arbitrate all claims, disputes or controversies as set forth below and in accordance with the following terms.
1.    Disputes and Claims Subject To Arbitration

To the fullest extent permitted by applicable law, Lyft and I hereby agree that any and all disputes or claims that arise out of or are related in any way to my employment relationship with Lyft (except those excluded below), including claims by Lyft, claims against Lyft, and claims against any parent, affiliate, subsidiary, successor or predecessor of Lyft, and each of Lyft’s and these entities’ respective officers, directors, agents and employees, shall be resolved by final and binding arbitration.

Any arbitration under the Arbitration Agreement will take place on an individual basis, and not on a class, collective, or representative basis on behalf of other employees. The parties understand and agree that the arbitration of claims under this Arbitration Agreement shall be instead of a trial before a court or jury.

LYFT AND I UNDERSTAND AND AGREE THAT BY ENTERING INTO THIS ARBITRATION AGREEMENT WE EXPRESSLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BEFORE A COURT OR JURY REGARDING ANY CLAIMS THAT WE NOW HAVE OR MAY HAVE IN THE FUTURE THAT ARE SUBJECT TO ARBITRATION UNDER THIS ARBITRATION AGREEMENT.

This Arbitration Agreement is intended to be broadly interpreted. To the fullest extent permitted by applicable law, the types of disputes and claims covered by this Arbitration Agreement (“Claims”) include but are not limited to claims of discrimination, harassment, retaliation, wrongful termination and unfair competition, wage and hour claims, equity claims, tort claims, contract claims, common law claims, claims for penalties, and claims based upon any federal, state or local ordinance, statute, regulation or constitutional provision.

2.    Claims Excluded From Arbitration

This Arbitration Agreement does not cover claims for disability and medical benefits under workers’ compensation laws, claims for unemployment benefits, claims for federal or state disability insurance benefits, claims for public injunctive relief, claims that are subject to the exclusive jurisdiction of the National Labor Relations Board, or any other claims that have been expressly excluded from mandatory arbitration by the Federal Arbitration Act (“FAA”) or a governing law not preempted by the FAA. Likewise, nothing in this Arbitration Agreement prohibits or restricts me from communicating with, filing an administrative charge or claim with, or providing testimony to any governmental agency about any actual or potential violation of law or obtaining relief through a government agency process, where required by law. The parties agree that nothing in this Arbitration Agreement is intended to prevent either party from seeking and obtaining temporary or preliminary injunctive relief in court to avoid irreparable harm that might take place prior to the resolution of any arbitration. If either party brings both arbitrable and non-arbitrable claims in the same action or related actions, the parties agree that the non-arbitrable claims shall be stayed until the conclusion of the arbitration, to the fullest extent permitted by law.

3.    Class Waiver

The parties agree that claims shall be resolved on an individual basis only, and not on a class, collective, or representative basis on behalf of other employees to the fullest extent permitted by applicable law (“Class Waiver”). All individual claims covered by this Arbitration Agreement shall proceed in arbitration. In no case may class, collective or representative claims proceed in arbitration on behalf of other employees. The scope, applicability, enforceability, revocability or validity of the Class Waiver may be resolved only by a court of competent jurisdiction and not by an arbitrator. If a court decides that applicable law does not permit the enforcement of all or any part of the Class Waiver, or any of the Class Waiver’s limitations as to a particular claim, then that claim (and only that claim) may be severed from the arbitration proceeding and may be brought in court. In addition, unless all parties agree in writing otherwise, the arbitrator shall not consolidate or join the arbitrations of more than one employee. To the fullest extent permitted by law, neither Lyft nor I may seek, nor may the arbitrator award, any relief that is not individualized to the claimant or that affects other employees.

4.    The Arbitration Process

Lyft and I agree that any Claim shall be addressed in the following manner: first, through good-faith negotiation between Lyft and me; second, through a voluntary mediation paid for by Lyft, if both parties agree to mediation, administered by a mediator approved by Lyft and me; and third, if still not resolved, by final, binding and confidential arbitration. To initiate the process, I agree to send written notice to arbitrationnotice@lyft.com stating the nature of my claim in sufficient detail to advise Lyft of the nature of the dispute and the relief I request. Lyft agrees to similarly send written notice to me via email if it initiates any claim against me.

The arbitration shall be administered by single neutral arbitrator through the American Arbitration Association (“AAA”) pursuant to its Employment Arbitration Rules & Mediation Procedures then in effect (available at https://www.adr.org or ask HR for a copy). I acknowledge and agree that I had a full and fair opportunity to read and review these rules to the extent that I wished before accepting this Arbitration Agreement. To initiate an arbitration, Lyft or I must submit a demand for arbitration to AAA. Except as to the Class Waiver and as otherwise required by law, the arbitrator shall determine arbitrability, including disputes about the formation, scope, applicability, enforceability or validity of the Arbitration Agreement.

Lyft and I agree that the arbitration will take place in the county in which I was employed or at another location agreed to by the parties or if the parties cannot agree, at a location designated by the arbitrator as a location convenient to both parties.

As part of the arbitration, the parties will have the opportunity for reasonable discovery of non-privileged information that is relevant to the Claim. The arbitrator, in their sole discretion, may permit any discovery necessary to allow either party to have a fair opportunity to pursue that party’s claims and defenses.

Either party shall have the right to file a motion to dismiss and/or a motion for summary judgment, which the arbitrator shall have the authority and obligation to decide by application of the Federal Rules of Civil Procedure governing such motions. The parties further agree that either party has the right to serve the equivalent of an offer of judgment under Federal Rule of Civil Procedure 68, and if the judgment that the other party finally obtains in arbitration is not more favorable than the unaccepted offer, then the other party shall pay the attorney’s fees and costs incurred after the offer was made to the same extent that if the case were filed in court.

5.    Paying For The Arbitration

The AAA’s rules will govern the amount and allocation of fees for the arbitration, subject to the provisions of this section. Lyft will pay all AAA arbitration fees and administrative costs in excess of the amount of administrative fees and costs that I otherwise would have been required to pay if the claims were litigated in court. I understand that I will be responsible for retaining my own attorney, if I so choose. Each party is responsible for paying their own attorneys’ fees and costs.

6.    The Arbitration Decision or Award

Lyft and I agree that the arbitrator's decision or award will be final and binding on both parties, subject to review on the grounds set forth in the FAA. The arbitrator shall have authority to award monetary damages and all other individualized remedies that would be available in court based on the applicable substantive law upon which the arbitrated Claim(s) is/are based. Claims will be governed by their applicable statute of limitations and failure to demand arbitration within the prescribed time period shall bar the claims as provided by law. The arbitrator shall have authority to award to the prevailing party reasonable costs and attorneys’ fees incurred in either bringing or defending any Claims under this Arbitration Agreement, to the extent such costs or fees would be recoverable under the applicable substantive law giving rise to the Claim(s). The arbitrator will issue a written decision that memorializes the essential findings of fact and law and the conclusions upon which the arbitrator's decision and the award, if any, are based.

7.    The Arbitration Agreement Opt-Out Procedure

I acknowledge and agree that I have the opportunity to opt out of this Arbitration Agreement. To do so, I must provide notice in writing to Lyft’s Legal Department (by email to arbitrationnotice@lyft.com or by postal mail to Legal Department, Attn: Employment Counsel; Lyft, Inc.; 185 Berry Street; Suite 5000, San Francisco, CA 94107) specifically stating that I do not wish to be bound by this Arbitration Agreement. I understand and agree that such notice must be e-mailed or postmarked within 30 days of my receipt of this Arbitration Agreement in order to opt out. I understand that I will not be penalized in any manner for opting out.

8.    Miscellaneous

This Arbitration Agreement is enforceable under and governed by the FAA and survives after my employment with Lyft ends. This Arbitration Agreement is the full and complete agreement between me and Lyft relating to the subject matter herein and supersedes any and all prior or contemporaneous representations and agreements between the parties, whether written or oral, on this subject matter. Lyft may offer a new or revised arbitration agreement in writing by providing notice by email and I will have 30 days to accept by electing to remain employed and/or accepting the benefits of employment after receipt of the revised agreement. In the event any portion of this Arbitration Agreement is deemed unenforceable or invalid, it shall be severed and the remainder of this Arbitration Agreement will be given full force and effect.
***

My signature below indicates that I have read this Arbitration Agreement carefully, and understand and agree to be legally bound by it. I further understand and agree that by signing below, I am WAIVING ANY RIGHT TO HAVE A TRIAL BEFORE A COURT OR JURY OF ANY AND ALL CLAIMS SUBJECT TO ARBITRATION UNDER THIS ARBITRATION AGREEMENT.

Michael Brous Employee Name /s/ Michael Brous Employee Signature September 7, 2026 Date	/s/ John David Risher David Risher, Chief Executive Officer On Behalf of Lyft